Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 21st  day of March 2011, (the "Signing Date"), by and between Tutor Perini Corporation (previously Perini Corporation), a Massachusetts corporation (herein referenced to as "Employer"), and James A. ("Jack") Frost, an individual ("Executive'').

WHEREAS, Employer entered into that certain Agreement and Plan of Merger (the  "Merger Agreement") by and among the Employer, Trifecta Acquisition LLC, a California  limited liability company and a wholly-owned subsidiary of Employer ("Merger Sub"), Tutor- Saliba Corporation, a California corporation (the "Company"), Executive and shareholders of the Company; and Employer has subsequently been renamed Tutor Perini Corporation;

WHEREAS, the Employer and Executive desire to enter into this Agreement to set out  the terms and conditions for the employment relationship of Executive with the Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

Section 1. Effectiveness. This Agreement shall become effective as of June 30, 2009, (the "Effective Date").

Section 2. Employment Agreement, On the terms and conditions set forth in this  Agreement, the Employer agrees to employ Executive and Executive agrees to be employed by  the Employer for the Employment Period set forth in Section 3 and in the positions and with the duties set forth in Section 4. Terms used herein with initial capitalization not otherwise defined are defined in Section 25.

Section 3. Term. The initial term of employment under this Agreement shall be for a five-year period commencing on the Effective Date (the "Initial Term"). The term of employment shall be automatically extended for an additional consecutive 12-month period (the  "Extended Term") on the fifth anniversary of the Effective Date and each subsequent  anniversary, unless and until the Employer or Executive provides written notice to the other  party in accordance with Section 12 hereof not less than sixty (60) days before such anniversary date that such party is electing not to extend the term of employment under this Agreement ("Non-Renewal"), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Term are collectively referenced to herein as the "Employment Period."

Section 4. Position and Duties. During the Employment Period, Executive shall serve as  the Executive Vice President - CEO Civil Group of the Employer. In such capacity, Executive shall report exclusively to Ronald N. Tutor, Chief Executive Officer and Chairman of the Board  of Employer, and shall have the duties, responsibilities and authorities customarily associated  with the position of Executive Vice President - CEO Civil Group of a company the size and nature of the Employer, including, without limitation, oversight of the certain Employers day-to-day operations of the Civil Group, as otherwise authorized by Ronald Tutor. Executive shall devote Executive's reasonable best efforts and full business time to the performance of Executive's duties hereunder and the advancement of the business and affairs of the Employer.

Section 5. Place of Performance. During the Employment Period, Executive shall be  based primarily at the offices of the Employer as of the Effective Time near Los Angeles,  California, except for travel on the Employer's business consistent with Executive's position(s).

Section 6. Compensation and Benefits.

(a)            Base Salary. During the Employment Period, the Employer shall pay to Executive a base salary (the "Base Salary") at the rate of $675,000 per calendar year, less applicable deductions, and prorated for any partial year. The Base Salary may be reviewed for increase by the Employer and may be increased in the discretion of the Employer; and any such adjusted Base Salary shall constitute the "Base Salary" for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Employer's regular payroll procedures.

(b)           Annual Bonus. Executive shall be paid an annual cash performance bonus (an "Annual Bonus") in respect of each calendar year that ends during the Employment Period,  to the extent earned based on performance against objective performance criteria. The performance criteria for any particular calendar year shall be established by the Compensation Committee of the Board (the "Compensation Committee") no later than 90 days after the commencement of such calendar year or at such other time as determined by the Compensation Committee. Executive's Annual Bonus for a calendar year shall equal 100% of his Base Salary for that year if target levels of performance for that year (as established by the Compensation Committee when the performance criteria for that year are established) are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Compensation Committee for that year when it established the targets and performance criteria for that year). Executive's Annual Bonus for a calendar year shall be determined by the Compensation Committee after the end of the calendar year and shall be paid to Executive when annual bonuses for that year are paid to other senior executives of the Employer generally, but in no event later than March 15 of the following calendar year.

(c)            Equity Compensation. Executive will be considered at a level appropriate for his position(s) with the Employer for participation in the Employer's company-wide equity incentive plan to be adopted after the Effective Date, including the potential grant of restricted stock units of the Employer (the "Restricted Stock Units"). Employer agrees that Employee shall not receive any less equity compensation during the Term or any Extended Term than Employee had received for the previous year. Subject to the terms of this Agreement, any Restricted Stock Units that are granted shall be governed by a restricted stock unit agreement in substantially the form used by the Employer for awards of restricted stock units to other senior executives.

(d)            Other Incentives. Executive shall be eligible for other or additional long-term incentives in the sole and absolute discretion of the Compensation Committee and/or the Board. Such incentive awards (if any) shall be at a level, and on terms and conditions, that are commensurate with Executive's positions and responsibilities at the Employer and appropriate in light of corresponding awards to other senior executives of the Employer (but without regard to any special or one-time grants to other senior executives, including any sign-on or special retention grants). Except as otherwise provided herein, Executive shall not be entitled to participate in any other compensation, bonus, retention or incentive program, except as may be explicitly determined by the Board or the Compensation Committee in its sole and absolute discretion.

(e)            Perquisites. During the Employment Period, Executive shall be entitled to (i) to participate in all fringe benefits and perquisites made available generally to senior executives of the Employer, such participation to be at levels, and on terms and conditions, that are commensurate with his positions and responsibilities at the Employer, and (ii) to receive such additional fringe benefits and perquisites as the Employer may, in its sole and absolute discretion, from time to time provide.

(f)             Vacation; Benefits. During the Employment Period, Executive will be entitled to participate in all standard Company benefits including vacation days, holidays, pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements that may from time to time be made available generally to other senior executives of the Employer, all to the extent Executive is eligible under the terms of such plans, programs and arrangements.

Section 7. Expenses. Executive is expected and is authorized to incur reasonable  expenses in the performance of his duties hereunder. The Employer shall reimburse Executive  for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by Executive of an itemized account, including reasonable substantiation of such expenses. Executive shall be reimbursed his reasonable fees and costs, including attorneys' fees, in connection with the review, negotiation and execution of this Agreement.

Section 8. Confidentiality, Non-Disclosure and Non-Competition Agreement. The Employer and Executive acknowledge and agree that during Executive's employment with the Employer, Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the Employer's affairs and business and the affairs and business of its Affiliates. Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Employer and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by Executive that would result in serious adverse consequences for the Employer and any of its Affiliates:

(a)            Non-Disclosure. During and after Executive’s employment with the Employer, Executive will not knowingly use, disclose or transfer any Confidential Information other than as authorized in writing by the Employer or within the scope of Executive's duties with the Employer. Anything herein to the contrary notwithstanding, the provisions of this Section 8(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information; (ii) to the extent necessary in connection with any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to Executive's violation of this Section 8(a); or (iv) as to information that is or becomes available to Executive on a non-confidential basis from a source that is entitled to disclose it to Executive.

(b)            Materials. Executive will not remove any Confidential Information or any other property of the Employer or any of its Affiliates from the Employer's premises or make copies of such materials except for normal and customary use in the Employer's business. Executive will return to the Employer all Confidential Information and copies thereof and all other property of the Employer or any of its Affiliates at any time upon the request of the Employer and in any event promptly after termination of Executive's employment. Executive agrees to identify and return to the Employer any copies of any Confidential Information within Executive's control after Executive ceases to be employed by the Employer. Anything to the contrary notwithstanding, nothing in this Section 8 shall prevent Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.

(c)            Developments. Executive shall, promptly upon reasonable request, disclose to the Employer all inventions (whether patentable or not), trade secrets, trademark concepts, and advertising and marketing concepts (collectively, hereinafter referred to as "Developments"), that he makes, alone or with others, during his employment with Employer or any of its Affiliates relating to any of their businesses. Employer will exclusively own all Developments. Executive hereby assigns to the Employer all rights that he has or acquires in any Developments, and he will execute any documents and take any actions as reasonably requested by the Employer necessary to effect that assignment. Executive need not incur any cost related to that assignment or the creation of any related intellectual property rights. The parties agree that Developments are Confidential Information. Both during the Employment Period and thereafter, Executive shall fully cooperate with the Employer's reasonable requests in the protection and enforcement of any intellectual property rights that relate to services performed by Executive for the Employer or any of its Affiliates, whether under the terms of this Agreement or otherwise. This shall include, upon reasonable request by the Employer, executing, acknowledging, and delivering to Employer all documents or papers that may be necessary to enable Employer to publish or protect such intellectual property rights.  The Employer shall bear all costs in connection with Executive’s compliance with the terms of this provision.

(d)           Cooperation. During the Employment Period and thereafter Executive will, upon reasonable request and subject to such reasonable condition as Executive may reasonably establish: (a) cooperate with the Employer in connection with any matter that arose during Executive's employment and that relates to the business or operations of the Employer or any of its Affiliates, or of which Executive may have any knowledge or involvement; and (b) consult with and provide information to the Employer and its representatives concerning such matters. Such cooperation shall be rendered at reasonable times and places and in a manner that does not unreasonably interfere with any other employment in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony or affidavit that is not truthful.

(e)            No Solicitation or Hiring of Employees. During the Non-Compete Period, Executive shall not solicit, entice, persuade or induce any individual who is employed by the Employer or any of its Affiliates (or who was so employed within 500 days prior to Executive's or Employer's action to terminate) to refrain from continuing such employment or becoming re-employed by Employer, or to become employed by or enter into contractual relations with any other individual, agency or entity other than the Employer or any of its Affiliates, and Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person.

(f)             Non-Competition.

(i)            During the Non-Compete Period, Executive shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Employer or any of its Affiliates, or any person or entity who was such a client or customer within 500 days prior to Employer's or Executive's action to terminate, reduce or alter in a manner adverse to the Employer or any of its Affiliates, any existing business arrangements with the Employer or any of its Affiliates or to transfer existing business from the Employer or any of its Affiliates to any other person or entity, (B) provide services in any capacity to any entity if (i) the entity competes with the Employer or any of its Affiliates by engaging in any business engaged in by the Employer or any of its Affiliates in any country in which the Employer or its Affiliates engages in such business, or (ii) the services to be provided by Executive are competitive with the Employer and substantially similar to those previously provided by Executive to the Employer or any of its Affiliates; or (C) own an interest in any entity described in subsection (B)(i) immediately above; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Employer in writing that it has read this Agreement. Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer, that Executive has sufficient assets and skills to provide a livelihood for Executive while such covenant remains in force and that, as a result of the foregoing, in the event that Executive breaches such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of the covenant would be proper.

(ii)           If the restrictions contained in Section 8(f)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 8(f)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(g)            Publicity. During the Employment Period, Executive hereby grants to the Employer the right to use, in a reasonable and appropriate manner, Executive's name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Employer or any of its Affiliates. Employer shall obtain Executive's consent, which consent shall not be unreasonably delayed, conditioned or denied, in connection with the use of Executive's name and likeness.

(h)           Conflicting Obligations and Rights. Executive agrees to inform the Employer of any apparent conflicts between Executive's work for the Employer and any obligations Executive may have to preserve the confidentiality of another's proprietary information or related materials before using the same on the Employer's behalf. The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(i)             Enforcement. Executive acknowledges that in the event of any breach of  this Section 8, the business interests of the Employer and its Affiliates will be irreparably injured, the full extent of the damages to the Employer and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and its Affiliates, and the Employer will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which Executive expressly waives. Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer's right to enforce any other requirements or provisions of this Agreement. Executive agrees that each of Executives obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. Executive further agrees that any breach of this Agreement by the Employer prior to the Date of Termination shall not release Executive from compliance with his obligations under this Section 8, so along as the Employer fully complies with Section 10 and Section 12.

Section 9. Termination of Employment.

(a) Permitted Terminations.     Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)            Death. The Employment Period and Executive's employment hereunder shall terminate upon Executive's death;

(ii)           By the Employer. The Employer may terminate the Employment Period and Executive's employment:

(A)          Disability. If Executive has been substantially unable to  perform Executives material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a "Disability") (provided, that until such termination, Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any disability insurance policy or plan applicable to him or her); or

(B)           Cause. For Cause or without Cause;

(iii)           By Executive. Executive may terminate the Employment Period and his employment for any reason or for no reason.

(b)           Termination. Any termination of Executive's employment by the Employer  or Executive (other than because of Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Termination of Executive's employment shall take effect on the Date of Termination. Executive agrees, in the event of any dispute under Section 9a(ii)(A) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and Executive (which shall not unreasonably be withheld), the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.

Section 10. Compensation Upon Termination.

(a)            Death. If Executive's employment is terminated during the Employment Period as a result of Executive's death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Employer or Executive's legal representatives. Upon Executive's death during the Employment Period, the Employer shall pay or provide the following: (i) Executive's Base Salary due through the Date of Termination, (ii) all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination at the time such payments are due, and (iii) all outstanding equity awards held by Executive immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term). Except as set forth herein, the Employer shall have no further obligation to Executive under this Agreement.

(b)           Disability. If the Employer terminates Executive's employment during the Employment Period because of Executive's Disability, the Employer shall pay or provide the following: (i) Executive's Base Salary due through the Date of Termination, (ii) all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination at the time such payments are due, and (iii) all outstanding equity awards held by Executive immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term). Except as set forth herein, the Employer shall have no further obligations to Executive under this Agreement.

(c)           Termination by the Employer for Cause or Termination by Executive Without Good Reason. If, during the Employment Period, the Employer terminates Executive's employment for Cause pursuant to Section 9(a)(ii)(B) or Executive terminates his employment without Good Reason, the Employer shall pay to Executive Executive's Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination, at the time such payments are due, and Executive's rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.

(d)           Termination by the Employer without Cause or Termination by Executive with Good Reason. If the Employer terminates Executive's employment during the Employment Period other than for Cause or Disability pursuant to Section 9(a) or if Executive terminates his employment hereunder with Good Reason: (i) the Employer shall pay Executive (A) Executive's Base Salary due through the Date of Termination, (B) a Pro Rata Bonus at the time other executives of the Employer receive annual bonuses for the calendar year in which the Date of Termination occurs, (C) all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination, in each case at the time such payments are due, and (D) a cash lump sum in an amount equal to one and one half (1 1/2) times the sum of Executive's Base Salary and Target Bonus for the year of termination, (ii) all outstanding equity awards held by Executive immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term), and (iii) Executive and his covered dependants shall be entitled to continued participation in benefit plans on the same terms and conditions as applicable immediately prior to Executive's Date of Termination for 24 months; provided that if such continued coverage is not permitted under the terms of such benefit plans, the Employer shall pay Executive an additional amount that, on an after-tax basis, is equal to the cost of comparable coverage obtained by Executive.

(e)           Liquidated Damages. The parties acknowledge and agree that damages which will result to Executive for termination by the Employer of Executive's employment without Cause or by Executive for Good Cause shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to Executive under Section 10 shall constitute liquidated damages for any such termination. Executive agrees that, except for such other payments and benefits to which Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Payments, Executive will execute a release of claims substantially in the form attached hereto as Exhibit A. Within five business days of the Date of Termination, the Employer shall deliver to Executive the appropriate form of release of claims for Executive to execute. The Severance Payments shall be made within three business days of the expiration of the revocation period without the release being revoked and otherwise as they become due.

Section 11. Indemnification. During the Employment Period and thereafter, the Employer agrees to indemnify and hold Executive and Executive's heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys' fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive's service as an officer, director or employee, as the case may be, of the Employer, or Executive's service in any such capacity or similar capacity with an affiliate of the Employer or other entity at the request of the Employer, both prior to and after the Effective Date, and to promptly advance to Executive or Executive's heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by Executive or on Executive's behalf to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by the Employer. During the Employment Period and thereafter, the Employer also shall provide Executive with coverage under its current directors' and officers' liability policy to the same extent that it provides such coverage to its other executive officers. If Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, Executive will give the Employer prompt written notice thereof; provided that the failure to give such notice shall not affect Executive's right to indemnification. The Employer shall be entitled to assume the defense of any such proceeding and Executive will use reasonable efforts to cooperate with such defense. To the extent that Executive in good faith determines that there is an actual or potential conflict of interest between the Employer and Executive in connection with the defense of a proceeding, Executive shall so notify the Employer and shall be entitled to separate representation at the Employer's expense by counsel selected by Executive (provided that the Employer may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Employer's counsel and minimize the expense of such separate representation to the extent consistent with Executive's separate defense. This Section 11 shall continue in effect after the termination of Executive's employment or the termination of this Agreement.

Section 12. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)	If to the Employer:

Tutor Perini Corporation
15901 Olden Street
Sylmar, California 91342
Attention:	Corporate Secretary
Facsimile:

(ii)	If to Executive:

James A. ("Jack") Frost
Address last shown on the Employer's Records

Each party may designate by notice in writing a new address to which any notice,  demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Section 13. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

Section  14.  Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Employer (whether entered into before or after the Effective Date) to the extent application of the terms of this Agreement are more favorable to Executive.

Section 15. Survival. It is the express intention and agreement of the parties hereto that the provisions of Section 8, Section 10, Section 11, Section 12, Section 14, Section 16, Section 17, Section 18, Section 20 and Section 24 hereof and this Section 15 shall survive the termination of employment of Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

Section 16. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of Executive's death, the personal representative or legatees or distributees of Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation.

Section 17. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

Section 18. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

Section 19. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Section 20. Governing Law; Venue. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). Except as otherwise provided in Section 8, each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of California sitting in Los Angeles, California or the United States District Court for the Central District of California and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing (but subject to Section 8), each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or Executive's employment by the Employer or any of its Affiliates, or for the recognition and enforcement of any judgment in respect thereof (a "Proceeding"), to the exclusive jurisdiction of the courts of the State of California sitting in Los Angeles, California, the court of the United States District Court for the Central District of California and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such California State court or, to the extent peg witted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive's employment by the Employer or any of its Affiliates, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 14; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of California.

Section  21. Representations. Executive represents, warrants and covenants to the Employer that: (i) on or prior to the date hereof, Executive has informed the Employer of any judgment, order, agreement or arrangement of which he is currently aware and which may affect his right to enter into this Agreement and to fully perform his duties hereunder; (ii) Executive is knowledgeable and sophisticated as to business matters, and that prior to assenting to the terms of this Agreement. or giving the representations and warranties herein, he has been given a reasonable time to review it and has consulted with counsel of his choice; (iii) in entering into this Agreement, Executive is not knowingly breaching or violating any provision of any law or regulation; and (iv) Executive has not knowingly provided to the Employer, nor been requested by the Employer to provide, any confidential or non-public document or information of a former employer that constitutes or contains any protected trade secret, and will not knowingly use any protected trade secrets of any former employer in the course of his employment hereunder.

Section 22. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth herein.

Section 23. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

Section 24. Withholding. The Employer may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property shall be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.

Section 25. Definitions.

"Accrued Benefits" means (i) any compensation deferred by Executive prior to the Date of Termination and not paid by the Employer or otherwise specifically addressed by this Agreement; (ii) any amounts or benefits owing to Executive or to Executive's beneficiaries under the then applicable benefit plans of the Employer; (iii) any amounts owing to Executive for reimbursement of expenses properly incurred by Executive prior to the Date of Termination and which are reimbursable in accordance with Section 7; and (iv) any other benefits or amounts due and owing to Executive under the terms of any plan, program or arrangement of the Employer.

"Affiliate" means any entity controlled by, in control of, or under common control with, the Employer, any Subsidiary, and any Joint Venture Partner of Employer.

"Cause" shall be limited to the following events (i) Executive's conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) Executive's willful and continued failure to substantially perform his essential job functions hereunder after receipt of written notice from the Employer that specifically identifies the manner in which Executive has substantially failed to perform his essential job functions and specifying the manner in which Executive may substantially perform his essential job functions in the future; (iii) a material act of fraud or willful and material misconduct with respect, in each case, to the Employer, by Executive; (iv) a willful and material breach of this Agreement; (v) a material breach by Executive of any material written policy of the Employer; or (vi) a failure by Executive to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of the Employer or any of its Affiliates. For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is one, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Employer. Anything herein to the contrary notwithstanding, Executive shall not be terminated for "Cause" hereunder unless (A) written notice stating the basis for the termination is provided to Executive, (B) as to the clauses (ii), (iii), (iv), (v) or (vi) of this paragraph, he is given ten (10) days to cure the neglect or conduct that is the basis of such claim (it being understood that any errors in expense reimbursement may be cured by repayment), (C) if he fails to cure such neglect or conduct, Executive has an opportunity to be heard before the full Board prior to any vote regarding the existence of Cause, and (D) there is a vote of a majority of the members of the Board to terminate him for Cause.

"Confidential Information" means information constituting trade secrets or proprietary information belonging to or regarding the Employer or any of its Affiliates or other confidential financial information, operating budgets, strategic plans or research or estimating methods, personnel data, customer and client contacts, projects or plans, or non-public information regarding the Employer or any of its Affiliates. Without limiting the foregoing, "Confidential Information" shall include, but shall not be limited to, any of the following information relating to the Employer: (i) information regarding the Employer's business proposals, (ii) manner of the Employer's operations, and methods of selling or pricing any products or services; (iii) the identity of persons or entities actually conducting or considering conducting business with the Employer, and any information in any form relating to such persons or entities and their relationship or dealings with the Employer; (iv) any trade secret or confidential information of or concerning any business operation or business relationship; (v) computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software are used in combination or alone; (vi) information concerning personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, internal financial information (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets; (vii) information concerning the Employer's employees, officers, directors and shareholders; and (viii) any other trade secret or information of a confidential or proprietary nature. For purposes hereof, "Employer" shall include the Employer and any and all of its Affiliates.

"Date of Termination" means (i) if Executive's employment is terminated by Executive's death, the date of Executive's death; (ii) if Executive's employment is terminated because of Executives Disability pursuant to Section 9(a)(ii)(A), 30 days after Notice of Termination, provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis during such 30-day period; (iii) if Executive’s employment is terminated by the Employer pursuant to Section 9(a)(ii)(B) or by Executive pursuant to Section 9(a)(ii)(B), the date specified in the Notice of Termination; or (iv) if Executive's employment is terminated during the Employment Period other than pursuant to Section 9(a), the date on which Notice of Termination is given.

"Extended Term" shall have the meaning set forth in Section 3.

"Good Reason" shall mean (a) a reduction in title or responsibility, or (b) a reduction in compensation or benefits.

"Non-Compete Period" means the period commencing on the Effective Date and ending twelve (12) months after the expiration of the Employment Period.

"Pro Rata Bonus" means an amount equal to the product of (i) the Annual Bonus that would have been earned by Executive for the calendar year that includes the Date of Termination if his employment had not terminated and (ii) a fraction the numerator of which is the number of days that have elapsed as of the Date of Termination during the calendar year that includes the Date of Termination and the denominator of which is 365.

Section 26.   Attorneys' Fees. In any proceeding brought in connection with or arising under or out of this Agreement or the employment relationship between Employer and Executive, including but not limited to the enforcement of this Agreement, the prevailing party shall recover its actual attorneys' fees and costs incurred.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

TUTOR PERINI CORPORATION

By:	/s/ Ronald N. Tutor
Name: Ronald N. Tutor
Title: Chairman and Chief Executive officer

EXECUTIVE

By:	/s/ Jack Frost
Name: James A. ("Jack") Frost

EXHIBIT A

Form of Release

THIS RELEASE (this “Release”) is made as of this      day of             , by and between Tutor Perini Corporation, a Massachusetts corporation (herein referred to as “Company”), and James (“Jack”) A. Frost, an individual (“Executive”).

PRELIMINARY RECITALS

    A. Executive’s employment with the Company has terminated.

    B. Executive and the Company are parties to an Employment Agreement, dated as of the 21st day of March, 2011 (the “Agreement”).
AGREEMENT

    In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.

2. Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3. Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

5. Executive certifies and acknowledges as follows:

(a) That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release.

(b) That he understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims. Accordingly, Executive expressly waives any and all rights and benefits under Section 1542 of the California Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(c) That he is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Company Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, he further acknowledges that he is not waiving and is not being required to waive (i) any right that cannot be waived under law, including the right to file an administrative charge or to participate in an administrative investigation or proceeding; provided, however, that he disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, (ii) any claim for indemnity pursuant to the Company’s by-laws, articles of incorporation or Section 11 of the Agreement or (iii) any claim for Accrued Benefits (as defined in the Agreement, [or (iv) claim for benefits pursuant to Sections 10(c) or 10(d)].

(d) That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled.

(e) That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release.

(f) That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his Employment.

(g) That the Company has provided him with adequate opportunity, including a period of twenty-one (21) days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof.

(h) That he has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local law that requires extension of this revocation right as a condition to the valid release and waiver of such claim.

(i) That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

6. Miscellaneous

(a) This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

(b) The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c) The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d) This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns. The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns. The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

(f) No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g) ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

*    *    *    *     *

Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

JAMES (“JACK”) A. FROST

By:
James (“Jack”) A. Frost

TUTOR PERINI CORPORATION

By:
Name:	Ronald N. Tutor
Title:	Chairman and Chief
Executive Officer

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including 21 days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release. I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Name]

Witness: